KENNEDY WILSON

Q3 2017 | EARNINGS RELEASE AND SUPPLEMENTAL FINANCIAL INFORMATION

Kennedy-Wilson Holdings, Inc.
Supplemental Financial Information
For the Quarter Ended September 30, 2017

Cover
The property depicted on the cover of this earnings release and supplemental financial information is Baggot Plaza in Dublin, Ireland.

Certain terms used in this release are defined below under the caption "Common Definitions". Certain information included in this release constitutes non-GAAP financial measures. For a definition of the non-GAAP financial measures used in this release, see "Common Definitions" below, and for a reconciliation of those measures to their most comparable GAAP measure, see the tables set forth in the Company's supplemental financial information available at www.kennedywilson.com.

Contact: Daven Bhavsar, CFA
Director of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com	151 S. El Camino Drive
www.kennedywilson.com	Beverly Hills, CA 90212

NEWS RELEASE

KENNEDY WILSON REPORTS THIRD QUARTER 2017 RESULTS
Kennedy Wilson increases quarterly dividend by 12% to $0.19 per common share
BEVERLY HILLS, Calif. (November 2, 2017) - Kennedy-Wilson Holdings, Inc. (NYSE: KW) today reported results for 3Q-2017:

	3Q		YTD
(Amounts in millions, except per share data)	2017	2016	2017	2016
GAAP Results
GAAP Net (Loss) Income to Common Shareholders	($8.9)	($2.5)	$1.3	($11.6)
Per Diluted Share	(0.08)	(0.03)	0.01	(0.12)

Non-GAAP Results
Adjusted EBITDA	$75.5	$87.7	$255.0	$233.0
Adjusted Net Income	34.8	44.9	128.5	126.6
*See Subsequent Events section for pro-forma results of KWE merger.
"We are excited to have successfully completed our merger with KWE, which provides us with a stronger balance sheet, larger equity base, and approximately $100 million in additional expected cash flow per year" said William McMorrow, chairman and CEO of Kennedy Wilson. “This increase in recurring cashflow combined with our previously announced asset sales puts us on track to produce record levels of Adjusted EBITDA and Adjusted Net Income in 2017."

3Q Highlights

•	Growth in Recurring Property NOI: Kennedy Wilson's share of 3Q Property NOI grew by $7 million, or 11%, to $69 million from 3Q-2016.

•	Same Property Performance: Kennedy Wilson's share of 3Q same property revenue and NOI grew by 6% across 18,635 multifamily units, 12.7 million sq. ft. of commercial, and 972 hotel rooms from 3Q-2016.

•	Decrease in Gains: The Company's share of gains decreased by $19 million from 3Q-2016 to $22 million on lower transactional volume during the quarter.

•
Dividend Declaration: Kennedy Wilson announced a 12% increase in the common dividend per share to $0.19 per quarter, or $0.76 on an annualized basis. The dividend is payable on January 4, 2018 to common shareholders of record as of December 29, 2017.

•	Investment Transactions:

◦	Acquisitions: The Company's share of acquisitions was $138 million, of which 90% were income producing investments in the Western U.S. expected to generate $7 million in annual NOI.

◦	Dispositions: The Company's share of dispositions was $72 million, of which 84% were non-income producing investments, with annual NOI of less than $1 million.

Investments Business

•	Same Property Results: The 3Q and YTD change in same property results are as follows (KW share):

	3Q - 2017 vs 3Q - 2016			YTD - 2017 vs YTD - 2016
	Occupancy	Revenue	NOI	Occupancy	Revenue	NOI
Multifamily - Market Rate	(0.4)%	5.1%	5.7%	(0.2)%	5.9%	6.2%
Multifamily - Affordable	1.6%	4.0%	6.0%	(0.7)%	3.5%	5.6%
Commercial	(0.8)%	1.6%	0.5%	—%	0.4%	0.3%
Hotel	NA	13.9%	25.5%	NA	8.4%	19.1%
Weighted Average		6.3%	6.2%		5.0%	5.4%

•	Investment Transactions: The Company, together with its equity partners (including KWE) completed the following investment transactions:

($ in millions)	Gross	Kennedy Wilson's Share
Q3 - 2017	Aggregate Purchase/Sale Price	Income Producing	Non - income Producing	Total	Annual NOI	KW Cap Rate(1)
Acquisitions(2)	$195.2	$124.2	$13.7	$137.9	$6.7	5.4%
Dispositions(3)	272.7	11.8	59.8	71.6	0.8	6.8%
Total Transactions	$467.9			$209.5

YTD - 2017
Acquisitions(2)	$901.4	$408.9	$20.7	$429.6	$26.6	6.5%
Dispositions(3)	1,270.6	264.5	143.2	407.7	14.7	5.4%
Total Transactions	$2,172.0			$837.3
Please see footnotes at the end of the earnings release.

Investment Management and Real Estate Services Business
For 3Q-2017, the Company's Investment Management and Real Estate Services segment reported the following results:

	3Q		YTD
($ amounts in millions)	2017	2016	2017	2016
GAAP Results
Investment Management, Property Services, and Research Fees	$16.1	$14.1	$41.3	$46.7

Non-GAAP Results
Adjusted Fees(1)(2)	$26.7	$24.2	$72.3	$86.3
Adjusted EBITDA	11.7	9.4	28.9	39.5
Please see footnotes at the end of the earnings release.

Foreign Currency Fluctuations and Hedging
For 3Q-2017, changes in foreign currency rates increased consolidated revenue by 2% and Adjusted EBITDA by 1% compared to foreign currency rates as of September 30, 2016. During the quarter, the net increase in shareholder's equity related to fluctuations in foreign currency and related hedges (in the GBP, EUR and JPY) was $7.5 million compared to a net decrease of $5.6 million during 3Q-2016.
Subsequent Events
As of September 30, 2017, Kennedy Wilson owned 23.8% of the outstanding share capital of KWE. On October 20, 2017, the Company closed its merger with KWE, creating a leading real estate investment and asset management platform. As a result of the transaction, KWE became a wholly owned subsidiary of KW. As part of the merger consideration, KW issued an additional 37.2 million shares with a market value of approximately $726 million. The table below depicts Kennedy Wilson's actual and pro-forma results:

	3Q - 2017		YTD - 2017
(Amounts in millions, except per share data)	As Reported	Pro-Forma (1)	As Reported	Pro-Forma (2)
GAAP Results
GAAP Net (Loss) Income to Common Shareholders	($8.9)	$0.8	$1.3	$7.5
Per Diluted Share	(0.08)	—	0.01	0.05

Non-GAAP Results
Adjusted EBITDA	$75.5	$121.7	$255.0	$374.9
Adjusted Net Income	34.8	66.2	128.5	197.7

Common stock shares outstanding as of period end	114.2	151.4	114.2	151.4
(1) Pro forma adjustments include assumption of 100% ownership of KWE as of July 1, 2017 and additional provision for income taxes relating to KWH’s increased ownership in KWE.
(2) Pro forma adjustments include assumption of 100% ownership of KWE as of January 1, 2017, additional provision for income taxes relating to KWH’s increased ownership in KWE and additional interest expense on the Company’s line of credit based on it having a $350 million outstanding balance for the full year.
In October 2017, the Company closed a $700 million unsecured credit facility comprised of a $500 million revolving line of credit and $200 million term loan facility that has an initial maturity date of March 31, 2021 with a one-year extension. At the time of closing, the revolving line of credit had an undrawn balance of $300 million. Concurrent with the closing of this new facility, the Company terminated its previously existing $475 million corporate unsecured revolving credit facility and KWE's existing £225 million revolving credit facility.
In October, the Company announced its election to redeem at par all $55 million in aggregate principal amount of its 7.75% Senior Notes due 2042. The redemption date will be December 1, 2017.
Subsequent to the quarter, in separate transactions, Kennedy Wilson and its equity partners contracted to sell a 615-unit multifamily property in Northern California and a 75,600 sq. ft. office property in Dublin, Ireland, for an aggregate gross sale price of $303 million. The Company expects these sales to close in 4Q-2017 and to generate for KW approximately $175 million in cash proceeds, resulting in an estimated gain on sale of approximately $124 million. The Company currently intends to utilize the proceeds from these transactions to purchase real estate assets in tax deferred exchanges and to reduce debt.

Footnotes for investment transactions table
(1) KW Cap rate includes only stabilized income-producing properties. Please see "common definitions" for a definition of cap rate.
(2) There were no acquisitions by KWE during the three and nine months ended September 30, 2017.

(3)	The three and nine months ended September 30, 2017 includes $41.4 million and $119.7 million of dispositions by KWE, respectively.
Footnotes for IMRES performance table
(1) Adjusted Fees earned from KWE were $5.2 million and $5.7 million for the three months ended September 30, 2017 and 2016, respectively, and $14.9 million and $17.3 million for the nine months ended September 30, 2017 and 2016, respectively. Adjusted Fees includes no accrued performance fee related to KWE for the three and nine months ended September 30, 2017 and 2016, respectively. Adjusted Fees excludes non-controlling interest.
(2) Adjusted Fees includes $7.9 million and $7.5 million for the three months ended September 30, 2017 and 2016, respectively, and $22.5 million and $30.3 million for the nine months ended September 30, 2017 and 2016, respectively, of fees eliminated in consolidation.

Conference Call and Webcast Details
Kennedy Wilson will hold a live conference call and webcast to discuss results at 7:00 a.m. PT/ 10:00 a.m. ET on Friday, November 3. The direct dial-in number for the conference call is (844) 340-4761 for U.S. callers and (412) 717-9616 for international callers.
A replay of the call will be available for one week beginning two hours after the live call and can be accessed by (877) 344-7529 for U.S. callers and (412) 317-0088 for international callers. The passcode for the replay is 10113123.
The webcast will be available at: http://services.choruscall.com/links/kw1711039wT3o7xb.html. A replay of the webcast will be available one hour after the original webcast on the Company’s investor relations web site for three months.
About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a global real estate investment company.  We own, operate, and invest in real estate both on our own and through our investment management platform.  We focus on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement our investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Forward-Looking Statements
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as "believe," "anticipate," "estimate," "intend," "may," "could," "plan," "expect," "project" or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties may include the factors and the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the "SEC"), including the Item 1A. "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016, as amended by our subsequent filings with the SEC. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Common Definitions
·     “KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of the Company include the results of the Company's consolidated subsidiaries (including KWE).
·    “KWE” refers to Kennedy Wilson Europe Real Estate plc, a London Stock Exchange-listed company that we externally manage through a wholly-owned subsidiary.  In our capacity as external manager of KWE, we are entitled to receive certain (i) management fees equal to 1% of KWE’s adjusted net asset value (EPRA NAV), half of which are paid in cash and the remainder of which is paid are KWE shares; and (ii) performance fees, all of which are paid in KWE shares.  In accordance with U.S. GAAP, the results of KWE are consolidated in our financial statements.  We own an approximately 23.8% equity interest in KWE as of September 30, 2017, and, unless indicated otherwise, throughout this release and supplemental financial information, we refer to our pro-rata ownership stake (based on our 23.8% equity interest or weighted-average ownership interest during the period, as applicable) in investments made and held directly by KWE and its subsidiaries. On October 20, 2017, we merged with KWE, and as a result of the merger, KWE became our wholly-owned subsidiary.

·
"Acquisition-related gains" consist of non-cash gains recognized by the Company or its consolidated subsidiaries upon a GAAP -required fair value measurement due to a business combination. These gains are typically recognized when a loan is converted into consolidated real estate owned and the fair value of the underlying real estate at the time of conversion exceeds the basis in the previously held loan. These gains also arise when there is a change of control of an investment. The gain amount is based upon the fair value of the Company’s or its consolidated subsidiaries' equity in the investment in excess of the carrying amount of the equity immediately preceding the change of control.

·    “Adjusted EBITDA” represents net income before interest expense, our share of interest expense included in income from investments in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, loss on early extinguishment of corporate debt and income taxes, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests.

Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.  Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as acquisition-related gains) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
·     “Adjusted fees’’ refers to Kennedy Wilson’s gross investment management, property services and research fees adjusted to include fees eliminated in consolidation and Kennedy Wilson’s share of fees in unconsolidated service businesses. Our management uses Adjusted fees to analyze our investment management and real estate services business because the measure removes required eliminations under GAAP for properties in which the Company provides services but also has an ownership interest. These eliminations understate the economic value of the investment management, property services and research fees and makes the Company comparable to other real estate companies that provide investment management and real estate services but do not have an ownership interest in the properties they manage. Our management believes that adjusting GAAP fees to reflect these amounts eliminated in consolidation presents a more holistic measure of the scope of our investment management and real estate services business.
·   “Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in income from unconsolidated investments, share-based compensation and net income attributable to noncontrolling interests, before depreciation and amortization.  Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·   “Cap rate” represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable.  Cap rates set forth in this presentation only includes data from income-producing properties. We calculate cap rates based on information that is supplied to us during the acquisition diligence process. This information is often not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future NOI. Properties for which a cap rate is provided may not continue to perform at that cap rate.
·     "Consolidated investment account" refers to the sum of Kennedy Wilson’s equity in: cash held by consolidated investments, consolidated real estate and acquired in-place leases gross of accumulated depreciation and amortization, net hedge asset or liability, unconsolidated investments, consolidated loans, and net other assets.
·     "Equity multiple" is calculated by dividing the amount of total distributions received by KW from an investment (including any gains, return of equity invested by KW and promoted interests) by the amount of total contributions invested by KW in such investment. This metric does not take into account management fees, organizational fees, or other similar expenses, all of which in the aggregate may be substantial and lower the overall return to KW. Equity multiples represent historical performance and are not a guarantee of the future performance of investments.
·     "Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP, including KWE, and third-party equity providers.

·    "Estimated annual NOI" is a property-level non-GAAP measure representing the estimated annual net operating income from each property as of the date shown, inclusive of rent abatements (if applicable).  The calculation excludes depreciation and amortization expense, and does not capture the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures, tenant improvements, and leasing commissions necessary to maintain the operating performance of our properties. Any of the enumerated items above could have a material effect on the performance of our properties. Also, where specifically noted, for properties purchased in 2017, the NOI represents estimated Year 1 NOI from our original underwriting.  Estimated year 1 NOI for properties purchased in 2017 may not be indicative of the actual results for those properties. Estimated annual NOI is not an indicator of the actual annual net operating income that the Company will or expects to realize in any period.  Estimated annual NOI for properties held by KWE are presented as reported by KWE.  Please also see the definition of "Net operating income" below.  The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.
·     "Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
·     "Investment account” refers to the consolidated investment account presented after noncontrolling interest on invested assets gross of accumulated depreciation and amortization.

·
"Investment Management and Real Estate Services Assets under Management" ("IMRES AUM") generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our IMRES AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our IMRES AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our IMRES AUM. The estimated value of development properties is included at estimated completion cost.

·
"KW Cap Rate” represents the Cap Rate (as defined above) weighted by the Company’s ownership interest in the underlying investments.   Cap rates set forth in this presentation includes data only from income-producing properties.  We calculate cap rates based on information that is supplied to us during the acquisition diligence process.  This information is often not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP.  In addition, cap rates represent historical performance and are not a guarantee of future NOI.  Properties for which a cap rate is provided may not continue to perform at that cap rate.

·     "Net operating income" or " NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting operating expenses from operating revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·     "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.

·     "Pro-Rata" represents Kennedy Wilson's share calculated by using our proportionate economic ownership of each asset in our portfolio, including our 23.8% ownership in KWE as of September 30, 2017. Please also refer to the pro-rata financial data in our supplemental financial information.
·     "Property net operating income" or "Property NOI" is a non-GAAP measure calculated by deducting the Company's Pro-Rata share of rental and hotel operating expenses from the Company's Pro-Rata rental and hotel revenues. Please also see the reconciliation to GAAP in the Company’s supplemental financial information included in this release and also available at www.kennedywilson.com.
·     “Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared.  The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy.
Note about Non-GAAP and certain other financial information included in this presentation
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this presentation, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income, Net Operating Income, and Adjusted Fees, as defined above). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this presentation. These measures may contain cash and non-cash acquisition-related gains and expenses and gains and losses from the sale of real-estate related investments.  Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies. Annualized figures used throughout this release and supplemental financial information, and our estimated annual net operating income metrics, are not an indicator of the actual net operating income that the Company will or expects to realize in any period.

KW-IR

Tables Follow

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$512.9	$260.2
Cash held by consolidated investments	719.8	625.5
Accounts receivable	86.6	71.3
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	6,320.8	5,814.2
Loan purchases and originations	85.4	87.7
Unconsolidated investments	507.8	555.6
Other assets	303.3	244.6
Total assets	$8,536.6	$7,659.1

Liabilities
Accounts payable	$20.4	$11.2
Accrued expenses and other liabilities	493.0	412.1
Line of credit	350.0	—
Investment debt	4,340.8	3,956.1
Senior notes payable	938.1	936.6
Total liabilities	6,142.3	5,316.0
Equity
Common stock	—	—
Additional paid-in capital	1,225.2	1,231.4
Accumulated deficit	(160.4)	(112.2)
Accumulated other comprehensive loss	(51.4)	(71.2)
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	1,013.4	1,048.0
Noncontrolling interests	1,380.9	1,295.1
Total equity	2,394.3	2,343.1
Total liabilities and equity	$8,536.6	$7,659.1

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share amounts and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue
Rental	$125.5	$122.9	$373.6	$363.1
Hotel	37.3	31.4	95.8	87.3
Sale of real estate	89.8	2.5	103.4	16.7
Investment management, property services and research fees	16.1	14.1	41.3	46.7
Loan purchases, loan originations and other	8.5	3.4	15.0	9.2
Total revenue	277.2	174.3	629.1	523.0
Operating expenses
Rental operating	38.0	34.6	110.5	98.4
Hotel operating	26.1	23.8	73.3	71.9
Cost of real estate sold	63.4	2.5	73.7	13.1
Commission and marketing	2.1	2.5	5.9	6.0
Compensation and related	35.4	42.2	113.5	128.4
General and administrative	10.8	10.5	30.7	32.5
Depreciation and amortization	55.4	50.0	157.2	147.3
Total operating expenses	231.2	166.1	564.8	497.6
Income from unconsolidated investments, net of depreciation and amortization	12.9	31.7	48.8	59.3
Operating income	58.9	39.9	113.1	84.7
Non-operating income (expense)
Gain on sale of real estate	5.3	21.5	77.0	76.0
Acquisition-related gains	—	7.6	—	16.2
Acquisition-related expenses	(1.0)	(1.0)	(2.3)	(9.4)
Interest expense-investment	(37.9)	(36.8)	(107.8)	(102.9)
Interest expense-corporate	(18.9)	(14.5)	(51.1)	(38.8)
Other (loss) income	(0.3)	1.9	4.6	7.6
Income before benefit from (provision for) income taxes	6.1	18.6	33.5	33.4
Benefit from (provision for) income taxes	3.7	(5.5)	(0.9)	(2.1)
Net income	9.8	13.1	32.6	31.3
Net income attributable to noncontrolling interests	(18.7)	(15.1)	(31.3)	(41.3)
Preferred stock dividends and accretion of issuance costs	—	(0.5)	—	(1.6)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(8.9)	$(2.5)	$1.3	$(11.6)
Basic earnings per share(1)
Income (loss) per basic	$(0.08)	$(0.03)	$0.01	$(0.12)
Weighted average shares outstanding for basic	111,966,716	108,634,228	111,955,924	108,966,540
Diluted earnings per share(1)
Income (loss) per diluted	$(0.08)	$(0.03)	$0.01	$(0.12)
Weighted average shares outstanding for diluted	111,966,716	108,634,228	111,955,924	108,966,540
Dividends declared per common share	$0.17	$0.14	$0.51	$0.42
(1) Includes impact of the Company allocating income and dividends per basic and diluted share to participating securities.

Kennedy-Wilson Holdings, Inc.
Adjusted EBITDA
(Unaudited)

The table below reconciles Adjusted EBITDA to net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(8.9)	$(2.5)	$1.3	$(11.6)
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Interest expense - investment	27.2	24.7	78.6	69.4
Interest expense - corporate	18.9	14.5	51.1	38.8
Depreciation and amortization	34.4	31.3	97.8	88.8
Provision for (benefit from) income taxes	(5.4)	3.6	(3.2)	(1.8)
Share-based compensation	9.3	15.6	29.4	47.8
Preferred stock dividends and accretion of issuance costs	—	0.5	—	1.6
Adjusted EBITDA	$75.5	$87.7	$255.0	$233.0
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

The table below provides a detailed reconciliation of Adjusted EBITDA to net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$9.8	$13.1	$32.6	$31.3
Non-GAAP adjustments:
Add back:
Interest expense-investment	37.9	36.8	107.8	102.9
Interest expense-corporate	18.9	14.5	51.1	38.8
Kennedy Wilson's share of interest expense included in unconsolidated investments	5.5	6.3	17.0	18.6
Depreciation and amortization	55.4	50.0	157.2	147.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	4.3	5.5	13.0	16.0
Provision for (benefit from) income taxes	(3.7)	5.5	0.9	2.1
Share-based compensation	9.3	15.6	29.4	47.8
EBITDA attributable to noncontrolling interests(1)	(61.9)	(59.6)	(154.0)	(171.8)
Adjusted EBITDA	$75.5	$87.7	$255.0	$233.0
(1) EBITDA attributable to noncontrolling interest includes $25.3 million and $24.2 million of depreciation and amortization, $16.2 million and $18.4 million of interest, and $1.7 million and $1.9 million of taxes, for the three months ended September 30, 2017 and 2016, respectively. EBITDA attributable to noncontrolling interest includes $72.4 million and $74.6 million of depreciation and amortization, $46.2 million and $52.0 million of interest, and $4.1 million and $3.9 million of taxes, for the nine months ended September 30, 2017 and 2016, respectively.

Kennedy-Wilson Holdings, Inc.
Adjusted Net Income
(Unaudited)
(Dollars in millions, except per share data)
The table below reconciles Adjusted Net Income to net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders, using Kennedy Wilson’s pro-rata share amounts for each adjustment item.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(8.9)	$(2.5)	$1.3	$(11.6)
Non-GAAP adjustments:
Add back (Kennedy Wilson's Share)(1):
Depreciation and amortization	34.4	31.3	97.8	88.8
Share-based compensation	9.3	15.6	29.4	47.8
Preferred stock dividends and accretion of issuance costs	—	0.5	—	1.6
Adjusted Net Income	$34.8	$44.9	$128.5	$126.6
(1) See Appendix for reconciliation of Kennedy Wilson's Share amounts.

The table below provides a detailed reconciliation of Adjusted Net Income to net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$9.8	$13.1	$32.6	$31.3
Non-GAAP adjustments:
Add back (less):
Depreciation and amortization	55.4	50.0	157.2	147.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	4.3	5.5	13.0	16.0
Share-based compensation	9.3	15.6	29.4	47.8
Net income attributable to the noncontrolling interests, before depreciation and amortization(1)	(44.0)	(39.3)	(103.7)	(115.8)
Adjusted Net Income	$34.8	$44.9	$128.5	$126.6
(1) Includes $25.3 million and $24.2 million of depreciation and amortization for the three months ended September 30, 2017 and 2016, respectively, and $72.4 million and $74.6 million of depreciation and amortization for the nine months ended September 30, 2017 and 2016, respectively.

Kennedy-Wilson Holdings, Inc.
Pro Forma Adjusted EBITDA
(Unaudited)
(Dollars in millions, except per share data)
The tables below show Pro Forma Adjusted EBITDA at KWH’s ownership amount, including a reconciliation to net income calculated in accordance with GAAP:

	Three Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments(1)	Pro Forma(1)
(Dollars in millions)
Net (loss) income attributable to KWH common shareholders	$(8.9)	$9.7	$0.8
Non-GAAP adjustments:
Interest expense - investment	27.2	14.1	41.3
Interest expense - corporate	18.9	—	18.9
Depreciation and amortization	34.4	21.7	56.1
Provision for income taxes	(5.4)	0.7	(4.7)
Share-based compensation	9.3	—	9.3
Adjusted EBITDA	$75.5	$46.2	$121.7
(1) Pro forma adjustments include assumption of 100% ownership of KWE as of July 1, 2017 and additional provision for income taxes relating to KWH’s increased ownership in KWE.

	Nine Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments(2)	Pro Forma(2)
(Dollars in millions)
Net income attributable to KWH common shareholders	$1.3	$6.2	$7.5
Non-GAAP adjustments:
Interest expense - investment	78.6	40.7	119.3
Interest expense - corporate	51.1	6.5	57.6
Depreciation and amortization	97.8	63.0	160.8
Provision for income taxes	(3.2)	3.5	0.3
Share-based compensation	29.4	—	29.4
Adjusted EBITDA	$255.0	$119.9	$374.9
(2) Pro forma adjustments include assumption of 100% ownership of KWE as of January 1, 2017, additional provision for income taxes relating to KWH’s increased ownership in KWE and additional interest expense on the Company’s line of credit based on it having a $350 million outstanding balance for the full year.

Kennedy-Wilson Holdings, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(Dollars in millions, except per share data)
The tables below show Pro Forma Adjusted Net Income at KWH’s ownership amount, including a reconciliation to net income calculated in accordance with GAAP:

	Three Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments(1)	Pro Forma(1)
(Dollars in millions)
Net (loss) income attributable to KWH common shareholders	$(8.9)	$9.7	$0.8
Non-GAAP adjustments:
Depreciation and amortization	34.4	21.7	56.1
Share-based compensation	9.3	—	9.3
Adjusted Net Income	$34.8	$31.4	$66.2
(1) Pro forma adjustments include assumption of 100% ownership of KWE as of July 1, 2017 and additional provision for income taxes relating to KWH’s increased ownership in KWE.

	Nine Months Ended September 30, 2017
	KWH As Reported	Pro Forma Adjustments(2)	Pro Forma Consolidated(2)
(Dollars in millions)
Net income attributable to KWH common shareholders	$1.3	$6.2	$7.5
Non-GAAP adjustments:
Depreciation and amortization	97.8	63.0	160.8
Share-based compensation	29.4	—	29.4
Adjusted Net Income	$128.5	$69.2	$197.7
(2) Pro forma adjustments include assumption of 100% ownership of KWE as of January 1, 2017, additional provision for income taxes relating to KWH’s increased ownership in KWE and additional interest expense on the Company’s line of credit based on it having a $350 million outstanding balance for the full year.

Supplemental Financial Information

Kennedy-Wilson Holdings, Inc.
Capitalization Summary
(Unaudited)
(Dollars in millions, except per share data)

	September 30, 2017	September 30, 2017	December 31, 2016
Market Data	Pro Forma (a)
Common stock price per share	$18.55	$18.55	$20.50
Common stock shares outstanding	151,444,945	114,218,250	115,740,906

Equity Market Capitalization	$2,809.3	$2,118.7	$2,372.7

Kennedy Wilson's Share of Debt
Kennedy Wilson's share of property debt	3,372.7	2,685.6	2,272.1
Senior notes payable	955.0	955.0	955.0
Kennedy Wilson Europe bonds	1,319.7	314.1	287.1
Line of credit	350.0	350.0	—
Total Kennedy Wilson's share of debt	5,997.4	4,304.7	3,514.2
Total Capitalization	$8,806.7	$6,423.4	$5,886.9
Less: Cash and cash equivalents (excluding cash held by consolidated investments)	(77.2)	(512.9)	(260.2)
Less: Kennedy Wilson's share of cash held by investments	(394.8)	(255.1)	(238.9)
Total Enterprise Value	$8,334.7	$5,655.4	$5,387.8
(a) Reflects our acquisition of KWE, which occurred on October 20, 2017, as if the acquisition occurred on September 30, 2017.  Pursuant to the acquisition, we issued 37,226,695 shares of common stock and KWE became a wholly-owned subsidiary.

SUPPLEMENTAL FINANCIAL INFORMATION - PRO FORMA KWE OWNERSHIP

The information shown in the Components of Value Summary through the Debt and Liquidity Schedule are pro forma for the closing of the KWH-KWE merger, which occurred on October 20, 2017.   The aforementioned sections present information as if the merger was consummated on September 30, 2017 and reflects Kennedy Wilson’s pro forma 100% ownership of KWE.   Pursuant to the acquisition, we issued 37,226,695 shares of common stock and KWE became our wholly owned subsidiary.  Prior to the acquisition, KWE's financial position and results of operations were consolidated in our financial statements, and the ownership interest of third parties in KWE were reflected as non-controlling interest on our financial statements. On such pages, where applicable, historical figures which reflect the Company's actual ownership (approximately 23.8%) of KWE are shown on the indicated footnotes to the relevant tables.

The information shown from the Investment Management and Real Estate Services platform section through the Appendix are based on actual results, and therefore reflect Kennedy Wilson's actual ownership (approximately 23.8%) of KWE during these periods.

Kennedy-Wilson Holdings, Inc.
Components of Value Summary - as of September 30, 2017 (Pro Forma)(a)
(Unaudited, Dollars in millions)

Below are key valuation metrics provided to assist in the calculation of a sum-of-the-parts valuation of the Company as of September 30, 2017. Please note that excluded below is the potential value of the Company's future promoted interest as well as the value of the Company's team and brand. A sum of the parts can be calculated by adding together KW’s share of the value of its investments (multifamily, commercial, hotels, loans, residential, other, development / redevelopment and KWE), the value of KW’s services business and subtracting KW’s net liabilities.

			Pro Forma(a)		Pro Forma(a) Kennedy Wilson's Share
Investments		Description	KW Ownership(1)	Occupancy	Est. Annual NOI(2)(4)	Common Valuation Approach	Page #
Income Producing Assets
1	Multifamily	23,672 units	61.3%	94.1%	$169.5	Cap rate; price per unit	23
2	Commercial	17.1 million square feet	80.8%	93.0%	239.0	Cap rate; price per sq. ft.	24
3	Hotels	5 Hotels / 972 Hotel Rooms	86.6%	N/A	25.2	Cap rate; price per key	26
Unstabilized, Development, and Non-income Producing Assets
					Pro Forma(a) KW Gross Asset Value
4	Unstabilized - Multifamily and Commercial(5)	457 multifamily units 2.0 million commercial sq.ft.	85.3%	65.2%	361.3	Price per sq. ft.; gross asset value multiple	24
5	Development - Multifamily, Commercial, and Hotel(5)	2,135 multifamily units 0.7 million commercial sq. ft. One five-star resort	64.7%	N/A	274.6	Stabilized value; gross asset value multiple	27
6	Loans, residential, and other(5)	21 investments, 14 unresolved loans	79.2%	N/A	308.6	Gross asset value multiple	26

Investment Management and Real Estate Services				Pro-Forma(a) Annualized Adj. Fees(3)	Pro-Forma(a) Annualized Adj. EBITDA(3)
7	Investment management	Management and promote fees		$31.5	$21.0	Adj. EBITDA or Adj. Fees Multiple	31
8	Property services and research	Fees and commissions		45.1	4.7	Adj. EBITDA or Adj. Fees Multiple	31
	Total			$76.6	$25.7

Net Debt					Total
9	KW Share of Debt(a)	Senior Notes Payable, Line of Credit, Secured Mortgages, Kennedy Wilson Europe Bonds			$5,997.4	Face Value
10	KW Share of Cash(a)	Cash			(472.0)	Book Value
	Total Net Debt				$5,525.4		29
(a)Amounts reflect Kennedy Wilson's pro forma 100% ownership of KWE, as-of September 30, 2017. Please refer to the investment summary and IMRES pages for Gross Asset Value, Estimated Annual NOI, and fee amounts reflective of Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017.

(1) Weighted average ownership figures for income-producing/stabilized properties are based on the Company’s share of NOI and are presented on a pre-promote basis. Weighted average ownership figures for commercial-unstabilized, multifamily-unstabilized, loans, residential, and other investments are based on the Company's Gross Asset Value.
(2) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.
(3) Annualized figures are calculated by multiplying the actual nine-month adjusted fees/adjusted EBITDA figures by four-thirds and are not indicators of the actual results that the Company will or expects to realize in any period. Pro forma adjustments include assumption of 100% ownership of KWE as of January 1, 2017, and elimination of all KWE-related fees during the period.
(4) Based on weighted-average ownership figures held by KW.
(5) See additional detail related to Unstabilized, Development, and Non-income Producing Assets, as of September 30, 2017. KW Share of Debt below is included in the Net Debt amounts within the Components of Value Summary above.

	Pro Forma (a)
	KW Gross Asset Value	KW Share of Debt	Investment Account
Unstabilized - Multifamily and Commercial	$361.3	$79.9	$281.4
Development - Multifamily, Commercial, and Hotel	274.6	57.3	217.3
Loans, residential, and other	308.6	2.8	305.8
Unstabilized, Development, and Non-income Producing Assets	$944.5	$140.0	$804.5

Kennedy-Wilson Holdings, Inc.
Incoming Producing Properties - 2017 (Pro Forma)(a)
(Unaudited, Dollars in millions)
The pie charts below reflects Kennedy Wilson's Pro Forma(a) share of Estimated Annual NOI (in income-producing properties) by country and property type, as of September 30, 2017, of which 83% is derived from wholly-owned assets.

BY COUNTRY
($434 MILLION TOTAL)

$207
48%
Western U.S.
$118
27%
United Kingdom
$83
19%
Ireland
$12
3%
Spain
$14
3%
Italy

BY PROPERTY TYPE
($434 MILLION TOTAL)

$25
6%
Hotels
$148
34%
Office
$170
39%
Multifamily
$76
18%
Retail
$15
3%
Industrial

(a)Reflects our acquisition of KWE, which occurred on October 20, 2017, as if the acquisition occurred on September 30, 2017.  Pursuant to the acquisition, we issued 37,226,695 shares of common stock and KWE became a wholly-owned subsidiary. Please refer to the investment summary pages for Estimated Annual NOI amounts reflective of Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017.

Kennedy-Wilson Holdings, Inc.
Multifamily Investment Summary (Pro Forma)(a)
(Unaudited)
(Dollars in millions)

				Pro Forma(a)
Multifamily	# of Properties	# of Units	Occupancy(1)	Ownership %(3)	Kennedy Wilson's Share of Estimated Annual NOI(2)
Western US	77	21,682	94.0%	61.7%	$150.9
Ireland(5)	7	1,300	95.5	71.1	18.3
Japan	7	690	93.6	5.0	0.3
Total stabilized	91	23,672	94.1%	61.3%	$169.5

					Pro Forma(a) KW Gross Asset Value
Unstabilized Total(b)(6)	3	457	58.6%	88.8%	$160.3
Total Multifamily	94	24,129	93.4%		N/A

Development - See page 27 for additional detail					Pro Forma(a) KW Gross Asset Value
Vintage Housing Holdings	7	1,686	N/A	43.1%	$39.1
Clancy Quay / Capital Dock	2	449	N/A	43.8	32.6
Total Development	9	2,135		43.4%	$71.7

Pro-Forma Total	103	26,264
(a)Assumes the KWE acquisition occurred on September 30, 2017.
(b) Represents properties that are either under development or undergoing lease up as part of our asset management strategy. Unstabilized portfolio includes 2 properties in the United Kingdom, totaling 294 units, and 1 property in Ireland with 163 units.
(1) As of September 30, 2017.
(2) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(3) Weighted average ownership figures for income-producing/stabilized properties are based on the Company’s share of NOI and are presented on a pre-promote basis. Weighted average ownership figures for commercial-unstabilized, loans, residential, and other investments are based on the Company's Gross Asset Value.
(4) Estimated foreign exchange rates are €0.85 = $1 USD, ¥112 = $1 USD, and £0.75 = $1 USD, related to NOI.
(5) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 41.7% and Kennedy Wilson's Share of Estimated Annual NOI was $10.7 million.
(6) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 38.2% and KW Gross Asset Value was $65.6 million.

Kennedy-Wilson Holdings, Inc.
Commercial Investment Summary (Pro Forma)(a)
(Unaudited)
(Dollars and Square Feet in millions)

				Pro Forma(a)
Commercial	# of Properties	Rentable Sq. Ft.	Occupancy(1)	Ownership %(3)	Kennedy Wilson's Share of Estimated Annual NOI(2)
Western US(5)	35	5.0	92.1%	54.4%	$51.1
United Kingdom(4)(7)	158	8.8	91.9	91.9	115.4
Ireland(4)(8)	19	1.4	97.9	92.2	46.6
Spain(4)(9)	15	0.8	94.1	100.0	11.7
Italy(4)(10)	9	1.1	100.0	100.0	14.2
Total Stabilized	236	17.1	93.0%	80.8%	$239.0

					Pro Forma(a) KW Gross Asset Value
Unstabilized Total (b)(11)	13	2.0	66.3%	82.6%	$201.0
Total Commercial	249	19.1	90.2%

Development - see page 27 for additional detail					Pro Forma(a) KW Gross Asset Value
Capital Dock(4)	1	0.4	N/A	42.5%	$45.9
Kildare(4)	1	0.1	N/A	100.0	9.6
Hanover Quay(4)	1	0.1	N/A	60.0	6.4
Other(12)	2	0.1	N/A	100.0	86.3
Total Development	5	0.7		80.5%	$148.2

Pro Forma Total	254	19.8
(a) Assumes the KWE acquisition occurred on September 30, 2017.
(b) Represents properties that are either under development or undergoing lease up as part of our asset management strategy. Unstabilized portfolio includes 7 properties in the Western US, totaling approximately 900,000 Rentable Sq. Ft. Unstabilized portfolio also includes 4 properties in the United Kingdom, and 2 properties in Ireland totaling approximately 1.1 million Rentable Sq. Ft.
(1) As of September 30, 2017.
(2) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(3) Weighted average ownership figures for income-producing/stabilized properties are based on the Company’s share of NOI and are presented on a pre-promote basis. Weighted average ownership figures for commercial-unstabilized, loans, residential, and other investments are based on the Company's Gross Asset Value.
(4) Estimated foreign exchange rates are €0.85 = $1 USD, ¥112 = $1 USD, and £0.75 = $1 USD, related to NOI.
(5) The information presented in this row for Southern California commercial assets includes our corporate headquarters wholly owned by KW comprising 58,000 sq. ft., $35 million of debt, 100% occupancy, $3.0 million in annual NOI and investment account balance of $34.1 million as of September 30, 2017.
(6) Represents properties that are either under development or undergoing lease up as part of our asset management strategy.

(7) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 25.9% and Kennedy Wilson's Share of Estimated Annual NOI was $32.5 million.
(8) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 27.9% and Kennedy Wilson's Share of Estimated Annual NOI was $14.1 million.
(9) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and Kennedy Wilson's Share of Estimated Annual NOI was $2.8 million.
(10) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and Kennedy Wilson's Share of Estimated Annual NOI was $3.4 million.
(11) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 60.3% and KW Gross Asset Value was $130.7 million.
(12) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and KW Gross Asset Value was $20.5 million.

Kennedy-Wilson Holdings, Inc.
Hotel, Loans, Residential and Other Investment Summary (Pro Forma)(a)
(Unaudited)
(Dollars in millions)

			Pro Forma(a)
Hotel	# of Investments	Hotel Rooms	Ownership%(3)	Kennedy Wilson's Share of Estimated Annual NOI(4)
Western US	2	363	56.8%	$4.6
United Kingdom(1)(5)	1	209	100.0	2.9
Ireland(2)(5)	2	400	100.0	17.7
Total Hotel	5	972	86.6%	$25.2

Development - See page 27 for additional detail				Pro Forma(a) KW Gross Asset Value
Kona Village Resort	1	125	50.0%	$54.7
Pro Forma Total	6	1,097
(a)Assumes the KWE acquisition occurred on September 30, 2017.
(1) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and Kennedy Wilson's Share of Estimated Annual NOI was $0.7 million.
(2) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 90.7% and Kennedy Wilson's Share of Estimated Annual NOI was $16.0 million.
(3) Weighted average ownership figures for income-producing/stabilized properties are based on the Company’s share of NOI and are presented on a pre-promote basis. Weighted average ownership figures for commercial-unstabilized, loans, residential, and other investments are based on the Company's Gross Asset Value.
(4) Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The Company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of each of the component reconciling items, and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to meaningfully address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors. Amounts are based on weighted-average ownership figures held by KW.
(5) Estimated foreign exchange rates are €0.85 = $1 USD, ¥112 = $1 USD, and £0.75 = $1 USD, related to NOI.

						Pro Forma(a)
Residential, Loans and Other	# of Investments	Residential Units	Total Acres	Residential Lots	# of Unresolved Loans	Ownership%(3)	KW Gross Asset Value
Western US	18	279	4,010	218	3	67.1%	$194.6
United Kingdom(5)(6)	1	—	—	—	6	100.0%	58.2
Ireland(5)(7)	1	—	—	—	5	100.0%	28.4
Total Residential and Loans	20	279	4,010	218	14	77.2%	$281.2

Other Investments	6	—	—	—	—	N/A	$27.4

Total Residential, Loans and Other	26	279	4,010	218	14	79.2%	$308.6
(6) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and Kennedy Wilson's Share of Gross Asset Value was $13.8 million.
(7) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and Kennedy Wilson's Share of Gross Asset Value was $6.8 million.

Kennedy-Wilson Holdings, Inc.
Key Income - Producing Development and Re-development Initiatives (Pro Forma)(a)
(Unaudited, Dollars in millions)

This section includes the $1.3 billion of developments or redevelopments that the Company is undergoing or considering, and excludes residential investments. The scope of these projects may change. There is no certainty that the Company will develop or redevelop any or all of these potential projects. Information presented on a pro-forma(a) basis as of September 30, 2017.

					If Completed					Current
Location	Type	Investment	KW Ownership	Status	Est. Completion Date (1)	Commercial Sq. Ft.	MF Units / Hotel Rooms	KW Share Total Capitalization	KW Gross Asset Value	KW Share Current Debt	KW Est. Costs to Complete (2)	Estimated Yield (3)
Ireland	Mixed-Use	Capital Dock	43%	5-acre development adjacent to State Street building in Silicon Docks. Basement complete and structures in progress on all blocks. Fit-out commenced on Block 300	2018	240,000	190	$126.4	$56.1	$31.7	$70.3	8%-10%
Ireland	Multifamily	Clancy Quay(5)	50%	Additional development within existing apartment community. In planning/detailed design stage on 3rd phase of project	2018-2019	6,000	259	54.9	5.7	—	49.2	6%-8%
WA, CA, and NV	Multifamily	Vintage Housing Holdings	49%	Three under construction, two projects purchased land and in planning stage	2018-2020	—	2,046	243.6	39.1	25.6	204.5	NA
HI	Hotel	Kona Village Resort	50%	In design and entitlement phase. Restoration of iconic 125 vacation bungalow resort	2020	—	125	120.3	54.7	—	65.6	NA
Ireland	Commercial	Kildare	100%	Pre-Planning to incorporate multiple lots into modern class-A office and retail scheme with 65k sq. ft. of space in Dublin	2020	65,000	—	55.1	9.6	—	45.5	8%-10%
Ireland	Commercial	Hanover Quay	60%	Redevelopment of a protected warehouse structure on Hanover Quay in Dublin South Docklands, adjacent to Capital Dock	2019	61,000	—	33.7	6.4	—	27.3	7%-9%
Spain	Commercial	Puerta del Sol	100%	Submitted planning application to convert the asset to retail use as a flagship store in April. Anticipate starting active marketing of the property with potential retailers in Q4 2017	2019	37,000	—	70.1	66.4	—	3.7	5%-7%
Total						409,000	2,620	$704.1	$238.0	$57.3	$466.1
(a)Assumes the KWE acquisition occurred on September 30, 2017.  Excludes two development projects, Leisureplex and 200 Capital Dock, totaling $19.9 million and $16.7 million, respectively, in Pro-Forma KW Gross
Asset Value.
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all.

(2)
Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of September 30, 2017. We anticipate being able to secure construction financing at a 50% leverage of projected costs. These figures are budgeted costs and assume potential project-level debt financing. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, resyndications on our VHH portfolio and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.

(3) Estimated Yield is based upon the Company's estimate of total capitalization at completion. There is no guarantee that the Company will achieve these results.
(4) The Company received a distribution of $22.7 million from a construction loan placed on Capital Dock during the year. Including this cash already received, the Company expects to spend an additional $47.6 million to complete Capital Dock.
(5) Excludes Phase II, which was fully placed in-service as of June 30, 2017 and is now part of unstabilized multifamily. Phase II consists of 163 units that is expected to generate $3.7 million of NOI once stabilized.
(6) Based on Kennedy Wilson's actual 23.8% ownership of KWE as of September 30, 2017, Ownership was 23.8% and KW Gross Asset Value was $15.8 million.

Kennedy-Wilson Holdings, Inc.
All-Property Multifamily and Commercial Investment Summary By Ownership (Pro Forma)(a)
(Unaudited, Dollars in millions)

The following summarizes Kennedy Wilson's income-producing multifamily and commercial portfolio by ownership category. Excluded below are commercial - unstabilized, development, loans, and residential and other investments.

Total Portfolio (Pro Forma)(a)
	Pro Forma(a)
	September 30, 2017						September 30, 2016
KW Ownership Category	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)	NOI Growth	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)
~100% Owned	9,670	13.0	609	$361.9	99.2%	158.7%	8,378	2.1	265	$139.9	98.4%
~50% owned	9,268	0.9	363	58.3	47.9%	7.0%	9,335	0.9	363	54.5	49.3%
Minority-owned	4,734	3.2	N/A	13.5	11.8%	(79.1)%	8,056	13.9	344	64.5	19.4%
Total	23,672	17.1	972	$433.7	72.1%	67.5%	25,769	16.9	972	$258.9	44.3%
(a) Assumes the KWE acquisition occurred on September 30, 2017.

(1)
Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

(2)	Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-promote basis.

Total Portfolio (Historical)
	September 30, 2017						September 30, 2016
KW Ownership Category	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)	NOI Growth	Multifamily Units	CommercialRentable Sq. Ft.	Hotel Rooms	KW Share of Est. Annual NOI(1)	Ownership(2)
~100% Owned	9,147	2.4	265	$169.3	98.3%	21.0%	8,378	2.1	265	$139.9	98.4%
~50% owned	9,268	0.9	363	58.3	47.9%	7.0%	9,335	0.9	363	54.5	49.3%
Minority-owned	5,257	13.8	344	59.2	19.3%	(8.2)%	8,056	13.9	344	64.5	19.4%
Total	23,672	17.1	972	$286.8	47.7%	10.8%	25,769	16.9	972	$258.9	44.3%

(1)
Please see “common definitions” for a definition of estimated annual NOI and a description of its limitations. The company does not provide a reconciliation for estimated annual NOI to its most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact estimated annual NOI, including, for example, gains on sales of depreciable real estate and other items that have not yet occurred and are out of the Company’s control. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for estimated annual NOI would imply a degree of precision as to its forward-looking net operating income that would be confusing or misleading to investors.

(2)	Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-promote basis.

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule (Pro Forma)(a)
(Unaudited, Dollars in millions)

							Pro Forma(a)
Maturity	Consolidated Secured (1)		Kennedy Wilson Europe Bonds (1)	Unconsolidated Secured	Senior Notes Payable and Line of Credit		KW Share
2017	$61.6	(4)	$—	$2.4	$—		$62.3
2018	173.3		—	322.3	350.0	(2)	593.7
2019	605.4		—	202.7	—		599.0
2020	269.9		—	335.3	—		317.8
2021	103.8		—	43.1	—		99.1
2022	55.5		669.9	185.4	—		745.7
2023	449.2		—	230.1	—		466.8
2024	194.5		—	78.2	900.0	(3)	1,060.2
2025	536.1		649.8	6.0	—		1,083.0
2026	396.0		—	170.2	—		437.2
Thereafter	203.1		—	624.2	55.0	(3),(5)	532.6
Total	$3,048.4		$1,319.7	$2,199.9	$1,305.0		$5,997.4

Cash (a)	(209.6)		(193.3)	(96.8)	(77.3)		(472.0)
Net Debt	$2,838.8		$1,126.4	$2,103.1	$1,227.7		$5,525.4
(a) Assumes the KWE acquisition occurred on September 30, 2017.
(1) Excludes $27.3 million of unamortized loan fees and unamortized net premium of $0.4 million, as of September 30, 2017.
(2) Represents balance outstanding on line of credit.
(3) Represents principal balance of senior notes.
(4) Subsequent to 3Q-2017, the Company had satisfied $58.5 million of 2017 debt maturities through refinancings, extending maturity dates to the year 2021.
(5) Announced on October 3, 2017 that the Company has elected to redeem all $55 million of its 7.75% Senior Notes, on November 15, 2017.

Pro Forma(a) Weighted average interest rate (KW Share): 3.8%
Pro Forma(a) Weighted average remaining maturity in years (KW Share): 6.3 years

Kennedy-Wilson Holdings, Inc.
Debt and Liquidity Schedule (Pro Forma)(a) (continued)
(Unaudited, Dollars in millions)
Kennedy Wilson has exposure to fixed and floating rate debt through its corporate debt along with debt encumbering its consolidated properties and its joint venture investments. The table below details Kennedy Wilson's total consolidated and unconsolidated debt by interest rate type.

					Pro Forma(a)
(Dollars in millions)	Fixed Rate Debt	Floating with Interest Rate Caps	Floating without Interest Rate Caps	Total Debt (1)	Total KW Share of Debt
Secured Investment Level Debt	$2,707.9	$1,282.4	$1,258.0	$5,248.3	$3,372.7
Kennedy Wilson Europe Bonds	1,319.7	—	—	1,319.7	1,319.7
KW Corporate Debt	955.0	—	350.0	1,305.0	1,305.0
Total	$4,982.6	$1,282.4	$1,608.0	$7,873.0	$5,997.4
% of Total Debt	64%	16%	20%	100%
(1) Represents $3,048.4 million of consolidated investment debt and $2,199.9 million of unconsolidated investment level debt. Approximately 99% of such investment level debt is non-recourse to the Company.

	KW Share of Secured Investment Debt - Pro Forma(a)
(Dollars in millions)	Multifamily	Commercial	Hotels	Residential, Loans and Other	Total	% of Total Debt
Pacific Northwest	$699.6	$100.5	$—	$—	$800.1	24%
Southern California	274.5	202.1	—	2.8	479.4	14%
Northern California	454.1	22.1	19.5	—	495.7	15%
Mountain States	213.7	110.6	7.4	—	331.7	10%
Hawaii	—	—	—	—	—	—%
Total Western US	$1,641.9	$435.3	$26.9	$2.8	$2,106.9	63%

United Kingdom	$—	$619.1	$—	$—	$619.1	18%
Ireland	111.1	348.8	85.1	—	545.0	16%
Spain	—	94.2	—	—	94.2	3%
Italy	—	—	—	—	—	—%
Total Europe	$111.1	$1,062.1	$85.1	$—	$1,258.3	37%

Japan	$7.5	$—	$—	$—	$7.5	—%

Total	$1,760.5	$1,497.4	$112.0	$2.8	$3,372.7	100%
% of Total Debt	53%	44%	3%	—%	100%
(a) Assumes the KWE acquisition occurred on September 30, 2017.

Kennedy-Wilson Holdings, Inc.
Investment Management and Real Estate Services Platform (Historical)
(Unaudited, Dollars in millions)

Kennedy Wilson's investment management and real estate services platform offers a comprehensive line of real estate services for the full lifecycle of real estate ownership. Kennedy Wilson has over $18 billion in IMRES AUM(1) and 59 million square feet under management.

Below are other key statistics related to our platform:

Adjusted Fees
	3Q		YTD
	2017	2016	2017	2016
Investment management, property services and research fees	$16.1	$14.1	$41.3	$46.7
Non-GAAP adjustments:
Add back:
Fees eliminated in consolidation(1)	7.9	7.5	22.5	30.3
KW share of fees in unconsolidated service businesses(2)	2.7	2.6	8.5	9.3
Adjusted Fees	$26.7	$24.2	$72.3	$86.3
(1) The three months ended September 30, 2017 and 2016 includes $5.0 million and $5.3 million, respectively, and the nine months ended September 30, 2017 includes $14.2 million and $19.4 million, respectively, of fees recognized in net (income) loss attributable to noncontrolling interests relating to portion of fees paid by noncontrolling interest holders in KWE and equity partner investments.
(2) Included in income from unconsolidated investments relating to the Company's investment in a servicing platform in Spain.

Adjusted Fees - Detail
	3Q		YTD
Fee Description	2017	2016	2017	2016
Investment Management - Base	$10.1	$10.5	$29.4	$32.1
Investment Management - Performance	4.7	1.4	8.5	17.4
Investment Management - Acquisition / Disposition	0.1	—	0.6	0.3
Property Services and Research	11.8	12.3	33.8	36.5
Total Adjusted Fees	$26.7	$24.2	$72.3	$86.3

Investment Management and Real Estate Services
	Investment Management	Property Services & Research	Total
YTD 2017 Adjusted Fees(1)	$38.5 million	$33.8 million	$72.3 million
YTD 2017 Adjusted EBITDA(1)(2)	$25.3 million	$3.6 million	$28.9 million
Description	$5.6 billion in total Invested Capital(3)

(1) As defined in "Common Definitions" section of the earnings release.
(2) See reconciliation of Adjusted EBITDA on page 35.
(3) Represents total investment level equity on which we earn fee income, of which $2.2 billion relates to Kennedy Wilson.

Kennedy-Wilson Holdings, Inc.
Multifamily Same Property Analysis (Historical)
(Unaudited, Dollars in millions)

Multifamily

Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property(1) changes to Kennedy Wilson.

Three Months Ended September 30,	Same Property Units	Average % Leased			Total Revenues(2)			Net Operating Income (2)
2017 vs. 2016	2017	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

Market Rate Portfolio
Region:
Western U.S.	11,925	93.2%	93.5%	(0.3)%	$38.6	$36.7	5.2%	$25.7	$24.3	5.6%
Ireland	1,134	96.9	97.6	(0.7)	3.1	3.0	4.4	2.5	2.3	7.4
Total	13,059	93.4%	93.8%	(0.4)%	$41.7	$39.7	5.1%	$28.2	$26.6	5.7%

Affordable Portfolio
Western U.S.	5,576	95.0%	93.6%	1.6%	$6.7	$6.4	4.0%	$4.5	$4.3	6.0%

Nine Months Ended September 30,	Same Property Units	Average % Leased			Total Revenues(2)			Net Operating Income(2)
2017 vs. 2016	2017	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

Market Rate Portfolio
Region:
Western U.S.	10,940	93.9%	94.1%	(0.2)%	$110.0	$103.8	6.0%	$73.5	$69.3	6.2%
Ireland	1,134	96.2	96.8	(0.6)	9.3	8.9	4.5	7.5	7.0	6.7
Total	12,074	94.0%	94.2%	(0.2)%	$119.3	$112.7	5.9%	$81.0	$76.3	6.2%

Affordable Portfolio
Western U.S.	5,576	95.7%	96.3%	(0.7)%	$19.9	$19.2	3.5%	$13.3	$12.6	5.6%
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) As defined in "Common definitions" section of the earnings release.
(2) Please see the appendix for a reconciliation of same property revenues and NOI to its closest GAAP measure.

Kennedy-Wilson Holdings, Inc.
Commercial Same Property Analysis (Historical)
(Unaudited, Dollars in millions)

Commercial

Same Property Analysis By Region - Kennedy Wilson's Pro-Rata Share
The Same Property analysis below reflects Kennedy Wilson's ownership in each underlying property and is shown to provide greater clarity of the impact of the Same Property(1) changes to Kennedy Wilson.

Three Months Ended September 30,	Same Property Square Feet	Average % Occupancy			Total Revenues (2)			Net Operating Income (2)
2017 vs. 2016	2017	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

Region:
Western U.S.	2.4	91.5%	94.5%	(3.2)%	$7.3	$7.3	(0.4)%	$5.7	$5.7	0.2%
United Kingdom	7.4	97.3	96.7	0.6	7.8	8.0	(1.5)	7.1	7.5	(4.9)
Ireland	1.3	99.3	99.1	0.2	3.5	3.0	14.9	3.4	3.0	14.9
Spain	0.5	98.4	98.5	(0.2)	0.4	0.4	1.6	0.4	0.4	1.7
Italy	1.1	100.0	100.0	—	1.0	1.0	0.1	0.9	0.9	—
Total	12.7	95.7%	96.4%	(0.8)%	$20.0	$19.7	1.6%	$17.5	$17.5	0.5%

Nine Months Ended September 30,	Same Property Square Feet	Average % Occupancy			Total Revenues (2)			Net Operating Income (2)
2017 vs. 2016	2017	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change

Region:
Western U.S.	2.2	92.4%	93.3%	(1.0)%	$21.0	$20.9	0.8%	$16.6	$16.3	1.9%
United Kingdom	6.9	97.4	96.6	0.8	22.0	22.2	(0.6)	20.1	20.4	(1.4)
Ireland	1.2	99.1	99.2	(0.1)	9.1	8.9	1.7	8.8	8.7	1.0
Spain	0.5	97.9	98.5	(0.6)	1.2	1.1	1.6	1.2	1.1	2.2
Italy	1.1	100.0	100.0	—	2.9	2.9	0.1	2.6	2.6	—
Total	11.9	95.9%	95.9%	—%	$56.2	$56.0	0.4%	$49.3	$49.1	0.3%
Note: Percentage changes are based on whole numbers while revenues and net operating income are shown in millions.
(1) As defined in "Common definitions" section of the earnings release.
(2) Please see the appendix for a reconciliation of same property revenues and NOI to its closest GAAP measure.

Kennedy-Wilson Holdings, Inc.
Investment Transactions (Historical)
(Unaudited)
(Dollars in millions)
Listed below is additional detailed information about the acquisitions and dispositions completed during the three and nine months ended September 30, 2017 by Kennedy Wilson and its equity partners, including KWE:

	100%		Kennedy Wilson's Share
($ in millions)	Aggregate Purchase / Sale Price	Cap Rate (1)	Pro-Rata Purchase/Sale Price	KW Cap Rate (1)	KW Ownership (2)	KW Equity Multiple (3) (4)	KW Cash Profit Over Investment Life (4)
Three Months Ended September 30, 2017
Acquisitions — KW (excluding KWE)	$195.2	5.5%	$137.9	5.4%	70.6%
Acquisitions — KWE	—	—	—	—	—
Total	195.2	5.5%	137.9	5.4%	70.6%

Dispositions — KW (excluding KWE)	231.3	4.7%	61.7	4.9%	26.7%	5.5x	$6.2
Dispositions — KWE	41.4	8.6%	9.9	8.6%	23.8%
Total	$272.7	5.6%	$71.6	6.8%	26.2%

Nine Months Ended September 30, 2017
Acquisitions — KW (excluding KWE)	$901.4	6.3%	$429.6	6.5%	47.4%
Acquisitions — KWE	—	—	—	—	—
Total	901.4	6.3%	429.6	6.5%	47.4%

Dispositions — KW (excluding KWE)	1,150.9	4.8%	379.2	5.2%	33.0%	1.8x	$99.5
Dispositions — KWE	119.7	7.1%	28.5	7.1%	23.8%
Total	$1,270.6	5.1%	$407.7	5.4%	32.1%
(1) For acquisitions and dispositions by KW, the Cap Rate and KW Cap Rate include only income-producing properties. For the three months ended September 30, 2017, there were $54.9 million of acquisitions and $154.9 million of dispositions of non-income producing assets. For the nine months ended September 30, 2017, there were $82.0 million of acquisitions and $349.6 million of dispositions of non-income producing assets. For acquisitions and dispositions by KWE, the cap rate is reported by KWE. Please see "common definitions" for a definition of cap rate and KW cap rate and a description of their limitations.
(2) Kennedy Wilson's ownership is shown on a weighted-average basis based upon the aggregate purchase/sale price of each investment and Kennedy Wilson's ownership in each investment at the time of acquisition/disposition. Kennedy Wilson ownership of KWE investment transactions is based upon Kennedy Wilson's 23.8% ownership of KWE as of September 30, 2017.

(3)	Please see "common definitions" for a definition of equity multiple and a description of its limitations.

(4)
Excludes sale of non-income producing investments, of which Kennedy Wilson's share totaled $59.8 million for the three months ended September 30, 2017 and $143.2 million for the nine months ended September 30, 2017.

Kennedy-Wilson Holdings, Inc.
Adjusted EBITDA by Segment (Historical)
(Unaudited)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Investments	2017	2016	2017	2016
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$14.6	$40.8	$86.2	$87.5
Add back (less) (Kennedy Wilson's Share):
Interest expense — investment	27.0	24.4	78.1	68.7
Depreciation and amortization	33.5	30.0	95.1	86.1
Benefit from income taxes	(0.3)	(3.5)	(0.4)	(1.3)
Fees eliminated in consolidation	(7.9)	(7.5)	(22.5)	(30.3)
Adjusted EBITDA	$66.9	$84.2	$236.5	$210.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Investment Management and Real Estate Services	2017	2016	2017	2016
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$2.7	$0.3	$3.2	$5.8
Add back (less) (Kennedy Wilson's Share):
Interest expense	0.2	0.3	0.5	0.7
Depreciation and amortization	0.9	1.3	2.7	2.7
Fees eliminated in consolidation	7.9	7.5	22.5	30.3
Adjusted EBITDA	$11.7	$9.4	$28.9	$39.5

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Corporate	2017	2016	2017	2016
Net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(26.2)	$(43.5)	$(88.1)	$(104.9)
Add back (less) (Kennedy Wilson's Share):
Interest expense — corporate	18.9	14.5	51.1	38.8
Provision for (benefit from) income taxes	(5.1)	7.0	(2.8)	(0.5)
Share-based compensation	9.3	15.6	29.4	47.8
Preferred dividends and accretion of stock costs	—	0.5	—	1.6
Adjusted EBITDA	$(3.1)	$(5.9)	$(10.4)	$(17.2)

NON-GAAP PRO RATA FINANCIAL INFORMATION

The following non-GAAP Pro-rata information is not intended to be a presentation in accordance with GAAP. The Pro-rata financial information reflects our proportionate economic ownership of each asset in our portfolio that we do not wholly own. The amounts in the column labeled “KW Share of Unconsolidated Investments” were derived on a property-by-property basis by applying to each financial statement line item the ownership percentage interest used to arrive at our share of net income or loss during the period when applying the equity method of accounting to each of our unconsolidated joint ventures. A similar calculation was performed for the amounts in the column labeled “Noncontrolling Interests,” which represents the share of consolidated assets attributable to noncontrolling interests.

We do not control the unconsolidated investments and the presentations of the assets and liabilities and revenues and expenses do not represent our legal claim to such items. The operating agreements of the unconsolidated investments generally provide that partners may receive cash distributions (1) to the extent there is available cash from operations, (2) upon a capital event, such as a refinancing or sale or (3) upon liquidation of the venture. The amount of cash each partner receives is based upon specific provisions of each operating agreement and varies depending on factors including the amount of capital contributed by each partner and whether any contributions are entitled to priority distributions. Upon liquidation of the unconsolidated investments and after all liabilities, priority distributions and initial equity contributions have been repaid, the partners generally would be entitled to any residual cash remaining based on their respective legal ownership percentages. We provide this information because we believe it assists investors and analysts in estimating our economic interest in our unconsolidated investments when read in conjunction with the Company’s reported results under GAAP.

The presentation of Pro-rata financial information has limitations as an analytical tool. Some of these limitations include:

• The amounts shown on the individual line items were derived by applying our overall economic ownership interest percentage determined when applying the equity method of accounting and do not necessarily represent our legal claim to the assets and liabilities, or the revenues and expenses; and

• Other companies in our industry may calculate their pro rata interest differently than we do, which limits the usefulness of the amount in our pro rata financial statements as a comparative measure.

Because of these limitations, the pro rata financial information should not be considered in isolation or as a substitute for our financial statements as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using the Pro-rata financial information only supplementally.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited, Dollars in millions)

	September 30, 2017		December 31, 2016
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)	Noncontrolling Interests (2)	KW Share of Unconsolidated Investments (3)
Assets
Cash and cash equivalents	$—	$—	$—	$—
Cash held by consolidated and unconsolidated investments	(493.2)	28.5	(442.5)	55.9
Accounts receivable	(20.6)	2.3	(20.5)	1.6
Real estate and acquired in place lease values, net of accumulated depreciation and amortization (1)	(2,870.1)	1,005.9	(2,664.3)	1,013.2
Loan purchases and originations	(60.4)	—	(57.5)	—
Unconsolidated investments	—	(507.8)	—	(555.6)
Other assets	(197.0)	70.8	(167.1)	107.1
Total assets	$(3,641.3)	$599.7	$(3,351.9)	$622.2

Liabilities
Accounts payable	$(11.2)	$—	$(5.4)	$—
Accrued expenses and other liabilities	(274.9)	16.7	(257.3)	41.2
Investment debt	(1,974.3)	583.0	(1,794.1)	581.0
Total liabilities	(2,260.4)	599.7	(2,056.8)	622.2
Equity
Total Kennedy-Wilson Holdings, Inc. shareholders’ equity	—	—	—	—
Noncontrolling interests	(1,380.9)	—	(1,295.1)	—
Total equity	(1,380.9)	—	(1,295.1)	—
Total liabilities and equity	$(3,641.3)	$599.7	$(3,351.9)	$622.2
(1) Includes Kennedy Wilson's total share of accumulated depreciation and amortization of $247.8 million and $77.7 million relating to noncontrolling interests and unconsolidated investments, and $168.3 million and $67.3 million relating to noncontrolling interests and unconsolidated investments, as of September 30, 2017 and December 31, 2016, respectively.
(2) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(3) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited, Dollars in millions)

	3Q - 2017		3Q - 2016
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)
Revenue
Rental	$(52.0)	$21.9	$(55.9)	$22.1
Hotel	(14.6)	—	(12.2)	—
Sale of real estate	(53.3)	24.1	—	12.6
Investment management, property services and research fees	7.9	2.7	7.5	2.6
Loan purchases, loan originations and other	(6.5)	—	(2.5)	—
Total revenue	(118.5)	48.7	(63.1)	37.3
Operating expenses
Rental operating	(14.1)	9.4	(12.8)	10.1
Hotel operating	(10.4)	—	(9.7)	—
Cost of real estate sold	(37.9)	15.6	—	10.5
Commission and marketing	—	—	—	—
Compensation and related	(0.1)	0.3	(0.1)	0.2
General and administrative	(1.8)	0.7	(1.8)	0.6
Depreciation and amortization	(25.3)	4.2	(24.2)	5.4
Total operating expenses	(89.6)	30.2	(48.6)	26.8
Income from unconsolidated investments, net of depreciation and amortization	(0.5)	(12.4)	(0.6)	(31.1)
Operating income	(29.4)	6.1	(15.1)	(20.6)
Non-operating income (expense)
Gain on sale of real estate	(3.9)	0.9	(16.5)	21.6
Acquisition-related gains	—	—	—	0.4
Acquisition-related expenses	0.1	—	(0.1)	—
Interest expense-investment	16.2	(5.6)	18.4	(6.3)
Interest expense-corporate	—	—	—	—
Other income (expense)	(3.4)	(1.2)	(3.7)	0.8
Fair Value/Other Adjustments (3)	—	(0.2)	—	4.1
(Loss) income before provision for income taxes	(20.4)	—	(17.0)	—
Benefit from (provision for) income taxes	1.7	—	1.9	—
Net income (loss)	(18.7)	—	(15.1)	—
Net loss (income) attributable to noncontrolling interests	18.7	—	15.1	—
Preferred stock dividends and accretion of issuance costs	—	—	—	—
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$—	$—	$—	$—
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Includes the reclassification of cumulative unrealized fair value gains/losses on unconsolidated investments, as realized.

Kennedy-Wilson Holdings, Inc.
Non-GAAP Pro-rata Financial Information
(Unaudited, Dollars in millions)

	Nine months ended September 30, 2017		Nine months ended September 30, 2016
	Non-GAAP	Non-GAAP	Non-GAAP	Non-GAAP
	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)	Noncontrolling Interests(1)	KW Share of Unconsolidated Investments(2)
Revenue
Rental	$(157.9)	$64.5	$(174.1)	$68.6
Hotel	(36.4)	—	(32.7)	—
Sale of real estate	(61.4)	96.8	(2.3)	36.7
Investment management, property services and research fees	22.6	8.5	30.3	9.4
Loan purchases, loan originations and other	(11.2)	—	(6.6)	(0.5)
Total revenue	(244.3)	169.8	(185.4)	114.2
Operating expenses
Rental operating	(40.7)	28.2	(38.6)	29.9
Hotel operating	(29.2)	—	(29.3)	—
Cost of real estate sold	(44.1)	66.9	(1.7)	29.2
Commission and marketing	—	—	—	—
Compensation and related	(0.5)	0.9	(0.6)	0.7
General and administrative	(5.4)	2.6	(6.8)	2.6
Depreciation and amortization	(72.3)	12.9	(74.5)	16.1
Total operating expenses	(192.2)	111.5	(151.5)	78.5
Income from unconsolidated investments, net of depreciation and amortization	(1.5)	(47.3)	(1.6)	(57.7)
Operating income	(53.6)	11.0	(35.5)	(22.0)
Non-operating income (expense)
Gain on sale of real estate	(17.7)	10.0	(51.8)	21.4
Acquisition-related gains	—	—	(1.9)	0.4
Acquisition-related expenses	0.1	—	5.5	—
Interest expense-investment	46.3	(17.2)	52.1	(18.6)
Interest expense-corporate	—	—	—	—
Other income (expense)	(10.5)	(4.2)	(13.6)	(4.0)
Fair Value/Other Adjustments (3)	—	0.4	—	22.8
Income before provision for income taxes	(35.4)	—	(45.2)	—
Benefit from (provision for) income taxes	4.1	—	3.9	—
Net income (loss)	(31.3)	—	(41.3)	—
Net loss (income) attributable to noncontrolling interests	31.3	—	41.3	—
Preferred stock dividends and accretion of issuance costs	—	—	—	—
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$—	$—	$—	$—
(1) Represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
(2) Represents Kennedy Wilson's pro-rata share of unconsolidated joint-ventures.
(3) Includes the reclassification of cumulative unrealized fair value gains/losses on unconsolidated investments, as realized.

APPENDIX

Kennedy-Wilson Holdings, Inc.
Reconciliation of Kennedy Wilson's Share Amounts
(Unaudited, Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Interest expense - investment (Kennedy Wilson's Share)
Interest expense - investment	37.9	36.8	107.8	102.9
Interest expense (attributable to noncontrolling interests)	(16.2)	(18.4)	(46.2)	(52.1)
Kennedy Wilson's share of interest expense included in unconsolidated investments	5.5	6.3	17.0	18.6
Interest expense - investment (Kennedy Wilson's Share)	$27.2	$24.7	$78.6	$69.4

Interest expense - corporate (Kennedy Wilson's Share)
Interest expense - corporate	18.9	14.5	51.1	38.8
Early extinguishment of corporate debt	—	—	—	—
Interest expense - corporate (Kennedy Wilson's Share)	$18.9	$14.5	$51.1	$38.8

Depreciation and amortization (Kennedy Wilson's Share)
Depreciation and amortization	55.4	50.0	157.2	147.3
Depreciation and amortization (attributable to noncontrolling interests)	(25.3)	(24.2)	(72.4)	(74.5)
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	4.3	5.5	13.0	16.0
Depreciation and amortization (Kennedy Wilson's Share)	$34.4	$31.3	$97.8	$88.8

Provision for (benefit from) income taxes (Kennedy Wilson's Share)
Provision for (benefit from) income taxes	(3.7)	5.5	0.9	2.1
Provision for (benefit from) income taxes (attributable to noncontrolling interests)	(1.7)	(1.9)	(4.1)	(3.9)
Provision for (benefit from) income taxes (Kennedy Wilson's Share)	$(5.4)	$3.6	$(3.2)	$(1.8)

Kennedy-Wilson Holdings, Inc
Same Property Reconciliation
(Unaudited, Dollars in millions)

	3Q - 2017		3Q - 2016
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Operating Income	$58.9	$58.9	$39.9	$39.9
Less: Sale of real estate	(89.8)	(89.8)	(2.5)	(2.5)
Less: Investment management, property services and research fees	(16.1)	(16.1)	(14.1)	(14.1)
Less: Loans and other income	(8.5)	(8.5)	(3.4)	(3.4)
Add: Rental operating	38.0	—	34.6	—
Add: Hotel operating	26.1	—	23.8	—
Add: Cost of real estate sold	63.4	63.4	2.5	2.5
Add: Commission and marketing	2.1	2.1	2.5	2.5
Add: Compensation and related	35.4	35.4	42.2	42.2
Add: General and administrative	10.8	10.8	10.5	10.5
Add: Depreciation and amortization	55.4	55.4	50.0	50.0
Less: Income from unconsolidated investments	(12.9)	(12.9)	(31.7)	(31.7)
Property-Level (Consolidated)	$162.8	$98.7	$154.3	$95.9
Less: NCI adjustments (1)	(65.9)	(40.8)	(66.8)	(43.7)
Add: Unconsolidated investment adjustments (2)	15.2	8.2	14.5	7.9
Add: Straight-line and above/below market rents	(2.2)	(2.2)	(1.4)	(1.4)
Less: Reimbursement of recoverable operating expenses	(2.0)	—	(2.0)	—
Less: Properties bought and sold (3)	(13.7)	(7.3)	(7.6)	(4.8)
Less: Other properties excluded (4)	(2.9)	(1.4)	(4.8)	(2.7)
Other Reconciling Items (5)	(0.1)	2.1	(0.4)	2.8
Same Property	$91.2	$57.3	$85.8	$54.0

	3Q - 2017		3Q - 2016
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Commercial - Same Property	$20.0	$17.5	$19.7	$17.5
Multifamily Market Rate Portfolio - Same Property	41.7	28.2	39.7	26.6
Multifamily Affordable Portfolio - Same Property	6.7	4.5	6.4	4.3
Hotel - Same Property	22.8	7.1	20.0	5.6
Same Property	$91.2	$57.3	$85.8	$54.0
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not during the applicable period.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Kennedy-Wilson Holdings, Inc
Same Property Reconciliation (continued)
(Unaudited, Dollars in millions)

	Nine months ended September 30, 2017		Nine months ended September 30, 2016
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Operating Income	$113.1	$113.1	$84.7	$84.7
Less: Sale of real estate	(103.4)	(103.4)	(16.7)	(16.7)
Less: Investment management, property services and research fees	(41.3)	(41.3)	(46.7)	(46.7)
Less: Loans and other income	(15.0)	(15.0)	(9.2)	(9.2)
Add: Rental operating	110.5	—	98.4	—
Add: Hotel operating	73.3	—	71.9	—
Add: Cost of real estate sold	73.7	73.7	13.1	13.1
Add: Commission and marketing	5.9	5.9	6.0	6.0
Add: Compensation and related	113.5	113.5	128.4	128.4
Add: General and administrative	30.7	30.7	32.5	32.5
Add: Depreciation and amortization	157.2	157.2	147.3	147.3
Less: Income from unconsolidated investments	(48.8)	(48.8)	(59.3)	(59.3)
Property-Level (Consolidated)	$469.4	$285.6	$450.4	$280.1
Less: NCI adjustments (1)	(191.4)	(119.8)	(201.0)	(133.5)
Add: Unconsolidated investment adjustments (2)	43.4	29.3	41.5	27.7
Add: Straight-line and above/below market rents	(7.9)	(7.9)	(4.3)	(4.3)
Less: Reimbursement of recoverable operating expenses	(6.1)	—	(6.7)	—
Less: Properties bought and sold (3)	(38.5)	(24.1)	(18.5)	(12.9)
Less: Other properties excluded (4)	(8.6)	(4.3)	(14.0)	(8.1)
Other Reconciling Items (5)	(3.4)	1.3	(2.7)	2.8
Same Property	$256.9	$160.1	$244.7	$151.8

	Nine months ended September 30, 2017		Nine months ended September 30, 2016
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Commercial - Same Property	$56.2	$49.3	$56.0	$49.1
Multifamily Market Rate Portfolio - Same Property	119.3	81.0	112.7	76.3
Multifamily Affordable Portfolio - Same Property	19.9	13.3	19.2	12.6
Hotel - Same Property	61.5	16.5	56.8	13.8
Same Property	$256.9	$160.1	$244.7	$151.8
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not during the applicable period.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Kennedy-Wilson Holdings, Inc
Property-Level NOI Reconciliation
(Unaudited, Dollars in millions)

	Property-Level NOI
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating Income	$58.9	$39.9	$113.1	$84.7
Less: Sale of real estate	(89.8)	(2.5)	(103.4)	(16.7)
Less: Investment management, property services and research fees	(16.1)	(14.1)	(41.3)	(46.7)
Less: Loans and other income	(8.5)	(3.4)	(15.0)	(9.2)
Add: Cost of real estate sold	63.4	2.5	73.7	13.1
Add: Commission and marketing	2.1	2.5	5.9	6.0
Add: Compensation and related	35.4	42.2	113.5	128.4
Add: General and administrative	10.8	10.5	30.7	32.5
Add: Depreciation and amortization	55.4	50.0	157.2	147.3
Less: Income from unconsolidated investments	(12.9)	(31.7)	(48.8)	(59.3)
Property-Level NOI (Consolidated)	$98.7	$95.9	$285.6	$280.1
Less: NCI adjustments (1)	(42.1)	(45.6)	(124.4)	(138.9)
Add: Unconsolidated investment adjustments (2)	12.5	12.0	36.3	38.7
Property-Level NOI (KW Share)	$69.1	$62.3	$197.5	$179.9
(1) Rental revenues and operating expenses and hotel revenues and operating expenses attributable to non-controlling interests.
(2) The Company’s share of unconsolidated investment net operating income.

Kennedy Wilson's Share of Estimated Annual NOI (Pro Forma)(a) Detail
(Unaudited, Dollars in millions)

The following summarizes Kennedy Wilson's (including KWE) pro-rata share of estimated annual NOI (Pro Forma)(a) from its income-producing portfolio by category and geography.

	Pacific Northwest	Northern California	Southern California	Mountain States	U.K.	Ireland	Italy	Spain	Japan	Total
Office	$15.0	$1.8	$19.9	$0.5	$63.7	$33.1	$14.2	$—	$—	$148.2
Retail	0.9	0.9	2.0	10.1	36.5	13.5	—	11.7	—	75.6
Industrial	—	—	—	—	15.2	—	—	—	—	15.2
Multifamily - Market Rate	50.4	40.8	22.2	18.2	—	18.3	—	—	0.3	150.2
Multifamily - Affordable	14.0	1.6	1.7	2.0	—	—	—	—	—	19.3
Hotels	—	3.5	—	1.1	2.9	17.7	—	—	—	25.2
Total Estimated Annual NOI	$80.3	$48.6	$45.8	$31.9	$118.3	$82.6	$14.2	$11.7	$0.3	$433.7
(a)Assumes the KWE acquisition occurred on September 30, 2017.

Kennedy-Wilson Holdings, Inc.
Investment Account - 2017 (Historical)
(Unaudited, Dollars in millions)
The investment account represents the total carrying value of our equity, before depreciation and amortization. Below is a summary of our investment account by product type and geography:

September 30, 2017
Real estate and acquired in-place lease values, gross of accumulated depreciation and amortization of $524.3	$6,845.1
Loan purchases and originations	85.4
Investment debt	(3,025.2)
KWE unsecured debt	(1,315.6)
Cash held by consolidated investments	719.8
Unconsolidated investments(1), gross of accumulated depreciation and amortization of $58.1	548.0
Net hedge asset	(111.0)
Other(2)	57.5
Consolidated investment account	3,804.0
Add back:
Noncontrolling interests on investments, gross of depreciation and amortization of $247.8	(1,628.7)
Investment account	$2,175.3
(1) Excludes $17.9 million related to our investment in a servicing platform in Spain.
(2) Includes the Company's marketable securities, which are part of other assets, as well as net other assets of consolidated investments

Investment Account Detail at September 30, 2017(1)	Multifamily	Commercial	Residential and Other	Hotel	Total
Western U.S.	$643.1	$385.1	$193.3	$87.5	$1,309.0
United Kingdom	74.4	68.8	—	—	143.2
Ireland	—	66.8	—	92.8	159.6
Japan	2.5	—	—	—	2.5
Non-Real Estate Investments					25.9
Cash and net hedge liability					59.9
Total excluding KWE	$720.0	$520.7	$193.3	$180.3	$1,700.1
KWE:
United Kingdom	$29.6	$330.1	$13.8	$13.4	$386.9
Ireland	46.4	119.9	6.8	11.0	184.1
Italy	—	57.6	—	—	57.6
Spain	—	41.1	—	—	41.1
KWE unsecured debt					(316.7)
Cash and net hedge liability(2)					122.2
Total KWE	$76.0	$548.7	$20.6	$24.4	$475.2
Grand Total	$796.0	$1,069.4	$213.9	$204.7	$2,175.3
(1) The figures in the investment account detail above include investments that were made and are directly held by KWE based on our 23.8% ownership interest in KWE as of September 30, 2017.
(2) Includes $142.9 million of KW's share of cash and $(20.7) million of KW's share of hedges.